Reading International Announces 2007 Results

•	Revenue from continuing operations for the year was up 12.4% over 2006, to $119.2 million

Los Angeles, California, - (PR NEWSWIRE) –March 31, 2008 – Reading International, Inc. (AMEX: RDI) announced today results for its year and fourth quarter ended December 31, 2007.

Twelve Month 2007 Highlights

Consistent with our business philosophy to be opportunistic in our cinema acquisitions and to focus on modern stadium design mainstream cinemas, we have:

•
On October 8, 2007, entered into agreements to acquire leasehold interests in 15 cinemas located in the United States, containing 181 screens and with annual revenue of approximately $78.0 million.  The aggregate purchase price of the cinemas and related assets was $69.3 million.  This acquisition closed on February 22, 2008;

•
On June 28, 2007, we purchased the building associated with our Cinemas 1, 2 & 3 for $100,000 from Sutton Hill Capital (“SHC”).  Our option to purchase that building has been previously disclosed, and was granted to us by SHC at the time that we acquired the underlying ground lease from SHC on June 1, 2005.  The Cinemas 1, 2 & 3 is located on 3rd Avenue between 59th and 60th Streets in New York, New York.

•	On February 8, 2007, for a purchase price of $493,000 we purchased the tenant’s interest in the ground lease underlying the building lease for one of our domestic cinemas.

and with respect to the expansion of the real estate side of our business:

•
On July 27, 2007, we purchased a 64.0 acre parcel of undeveloped agricultural real estate for approximately $9.3 million (NZ$12.1 million).  We intend to rezone the property from its current agricultural use to commercial use, and thereafter to redevelop the property in accordance with its new zoning.  No assurances can be given that such rezoning will be achieved, or if achieved, that it will occur in the near term.

•	On June 29, 2007, we acquired a commercial property for $5.9 million (NZ$7.6 million), rented to an unrelated third party, to be held for current income and long-term appreciation.

•
On February 14, 2007, we acquired a 1.0 acre parcel of commercial real estate for approximately $4.9 million (NZ$6.9 million).  The property is currently improved with a motel, but we anticipate that this use will be discontinued as we renovate the property and sell the units as condominiums.  A portion of this property includes unimproved land that we do not intend to develop.

•
Through December 31, 2007 we completed the sale of all 67 residential units comprising our Place 57 residential condominium tower in Manhattan, in which we own a 25% interest.  This leaves only the remaining retail unit unsold.

which resulted in:

•	revenue growth of 12.4% to $119.2 million, compared to $106.1 million in 2006;

•	operating income of $5.1 million, compared to $2.4 million in 2006;

•	recognition of an additional $1.3 million in earnings in 2007 (making $9.6 million in total) from our 25% interest in the Place 57 development. Our total investment in this project was $3.0 million;

•
net loss for the 2007 year of $2.1 million compared to net income of $3.9 million in 2006.  The net change in income being predominantly driven by the reduction in earnings from Place 57 in 2007 compared to 2006 as the majority of the project sales were in 2006; and

•	EBITDA (1) of $20.0 million in 2007 compared to $25.9 million in 2006, the reduction again being due to Place 57.

Fourth Quarter 2007 Discussion

Revenue from continuing operations decreased from $29.3 million in Q4 2006 to $28.5 million in 2007, a 2.6% decrease or $767,000.  The cinema revenue decrease of $2.0 million was predominantly in the U.S. ($1.0 million lower than last year) and New Zealand ($1.2 million lower than last year).  This reflected a poor product mix in the 2007 quarter, which included “The Bee Movie,” “Rush Hour 3,” “National Treasure: Book of Secrets” and “The Golden Compass.”  This compared to a stronger 2006 quarter product offering of “Borat,” “The Departed,” “Casino Royale” and “The Queen.”  The increase in real estate revenue was across the geographies and resulted in a $1.2 million increase, to $4.7 million in 2007.

Operating expense at 73.2% was higher than the 2006 quarter 68.7%, driven by higher than anticipated cinema costs in the 2007 quarter.

Depreciation and amortization decreased by $261,000 or 8.0%, from $3.3 million in the 2006 quarter to $3.0 million in the 2007 quarter, primarily in Australia as a result of cinema assets reaching the end of their depreciable lives.

General and administrative expense increased by $1.2 million or 33.1%, from $3.5 million to $4.7 million in the 2007 quarter.  This increase was primarily due to increased salary expense related to our Chief Operating Officer, appointed in February of this year; legal and professional fees associated principally with our real estate acquisition and investment activities; and to our Supplemental Executive Retirement Plan, adopted in March 2007.

Net interest expense increased by $647,000 or 41.8% for the 2007 quarter compared to last year, primarily related to higher outstanding loan balances during the 2007 quarter compared to the 2006 quarter.

Other income decreased by $2.4 million for the 2007 quarter compared to last year.  This decrease in other income was primarily related to our Place 57 project.  There were no units closed in the 2007 quarter compared to 12 in the 2006 quarter as the project has now sold all of its apartment units.  The lone retail unit has not yet been sold.

As a result of the above, we reported a net loss of $4.0 million for the 2007 quarter compared to a net income of $1.1 million in the 2006 quarter.

Our EBITDA (1) at $1.8 million for the 2007 quarter was $5.2 million lower than the 2006 quarter of $7.0 million, predominantly driven by lower operating margins, higher general and administrative expense and the reduction in Place 57 profit.

Twelve Month 2007 Summary

•
Revenue from continuing operations increased by 12.4% or $13.1 million, to $119.2 million in the twelve months of 2007 compared to 2006.  This increase was driven by strong circuit showings of “Shrek The Third,” “Harry Potter & the Order of the Phoenix,” “The Simpson Movie” and “The Pirates of the Caribbean: At World’s End.”  While the U.S. cinema revenue was flat to 2006, the Australian cinema revenue increased by $7.6 million and the New Zealand revenue by $1.9 million.  The real estate revenue increase of $3.7 million came predominantly from Australia where a full year’s rent from the Newmarket ETRC retail component drove the increase.

•	Operating expense for the full year was managed in line with revenue growth and compared favorably at 72.2% in 2007 to the 73.0% in 2006.

•
Depreciation and amortization decreased by $1.3 million to $11.9 million in 2007 from $13.2 million in 2006, driven primarily by several Australian cinema assets reaching the end of their depreciable lives.

•
General and administrative expense increased by $3.1 million to $16.1 million in 2007 from $13.0 million in the 2006 period.  The 2007 increase was primarily related to increased corporate compensation expense related to the granting of 70,000 fully vested options to our directors coupled with an increase in director fees; to compensation for our Chief Operating Officer, appointed in February 2007; legal and professional fees associated principally with our real estate acquisition and investment activities; and to our Supplemental Executive Retirement Plan, adopted in March 2007.

•	Interest expense increased by $1.6 million to $8.2 million in 2007 from $6.6 in 2006, due to increased borrowings and higher interest rates.

•
Other income decreased by $5.5 million to $2.0 million in 2007 from $7.5 million in 2006, primarily due to $8.3 million of Place 57 earnings in 2006 reduced to $1.3 million in 2007 as the project was completed.

•	During 2007, upon the fulfillment of our commitment, we recorded the release of a deferred gain on the sale of a discontinued operation of $1.9 million associated with a previously sold property.

•
During 2006 we recorded a gain of $3.4 million on the sale of our 50% share of the cinemas at Whangaparaoa, Takapuna and Mission Bay, New Zealand formerly part of the Berkeley Cinemas Group joint venture.

As a result, we reported a net loss of $2.1 million for the 2007 twelve months compared to a net income of $3.9 million in the 2006 twelve months.

Our reported EBITDA (1) at $20.0 million for the twelve months of 2007 was $5.9 million lower than the $25.9 million in the 2006 twelve months.  However, adjusting 2007 for:

•	the release of the deferred gain on sale of $1.9 million;

•	Place 57 earnings of $1.3 million;

•	the SHC Cinemas 123 option mark-to-market of $950,000; and

•	$391,000 of expensed director stock option costs,

our adjusted EBITDA (1) for 2007 was $18.1 million.  Adjusting 2006 for:

•	the gain on the joint venture sale of $3.4 million;

•	Place 57 earnings of $8.3 million;

•	the SHC Cinemas 123 option mark-to-market of $1.6 million;

•	and the potential credit card claims of $1.2 million,

our adjusted EBITDA (1) for 2006 was $17.0 million.  The result is that our adjusted EBITDA (1) from continuing operations in the 2007 twelve months was still $1.1 million higher than the 2006 twelve months.

Balance Sheet

Our total assets at December 31, 2007 were $346.1 million compared to $289.2 million at December 31, 2006.  The currency exchange rates for Australia and New Zealand as of December 31, 2007 were $0.8776 and $0.7678, respectively, and as of December 31, 2006, these rates were $0.7884 and $0.7046, respectively.  As a result, currency had a positive effect on the balance sheet at December 31, 2007 compared to December 31, 2006.

Our cash position at December 31, 2007 was $20.8 million compared to $11.0 million at December 31, 2006.

In October 2007, we negotiated an increase of our total borrowing limit of the Australia Corporate Credit Facility from $87.8 million (AUS$100.0 million) to $96.5 million (AUS$110.0 million).  At December 31, 2007, we had drawn a total of $85.8 million (AUS$97.7 million) against this facility and issued lease guarantees as the lessee of $3.2 million (AUS$4.0 million) leaving an available, undrawn balance of $7.2 million (AUS$8.3 million).

On June 29, 2007, we finalized the renegotiation of our New Zealand Corporate Credit Facility as a $46.4 million (NZ$60.0 million) line of credit.  During February 2007, we paid off our term debt of this facility of $34.4 million (NZ$50.0 million) as a use of the proceeds from our new subordinated notes described below.  At December 31, 2007 we had drawn only $2.5 million (NZ$3.2 million) against this line of credit, leaving an available undrawn balance of $43.9 million (NZ$56.8 million).

On June 28, 2007, Sutton Hill Properties, LLC (“SHP”), one of our consolidated subsidiaries, entered into a $15.0 million loan that is secured by SHP’s interest in the Cinemas 1, 2, & 3 land and building.  SHP is owned 75% by Reading and 25% by Sutton Hill Capital, LLC (“SHC”), a joint venture indirectly wholly owned by Mr. James J. Cotter, our Chairman and Chief Executive Officer, and Mr. Michael Forman.

On February 5, 2007, we issued $51.5 million in 20-year fully subordinated notes to a trust which we control, and which in turn issued $51.5 million in securities. The placement generated $49.9 million in net proceeds, which were used principally to make our investment in the common trust securities of $1.5 million, to retire all of our bank indebtedness in New Zealand of $34.4 million (NZ$50.0 million) and to retire a portion of our bank indebtedness in Australia of $5.8 million (AUS$7.4 million).

Accordingly, we believe that we have sufficient borrowing capacity under our New Zealand and Australian corporate facilities, to meet our anticipated short-term working capital requirements.

Our working capital at December 31, 2007 was $6.3 million compared to a negative working capital of $7.0 million at December 31, 2006.  Negative working capital is typical in the cinema industry, due to the lag time between the collection of box office and concession receipts and the payment of film distributors and vendors.

Requiring estimated funding of approximately $500.0 million, our development in Burwood, Australia will clearly not be funded from normal working capital even in a phased approach.  We have approached several financing sources who have already given a high-level, favorable response to this funding.  However, we continue to investigate all options available to us including debt financing, equity financing, and joint venture partnering to achieve the optimal financing structure for this most significant development.

Stockholders’ equity was $121.4 million at December 31, 2007 compared to $107.7 at December 31, 2006.

Subsequent Events

Consolidated Cinemas.  On October 8, 2007, we entered into agreements to acquire leasehold interests in 15 cinemas then owned by Pacific Theatres Exhibition Corp. and its’ affiliates.  The cinemas, which are located in the United States, contain 181 screens with annual revenue of approximately $78.0 million.  The aggregate purchase price of the cinemas and related assets is $69.3 million.  This acquisition closed on February 22, 2008.

Taringa Properties.  Since the close of 2007, we have acquired or entered into agreements to acquire approximately 50,000 square feet of property in Taringa, Australia, comprising four contiguous properties, which we intend to develop.  The aggregate purchase price of these properties is $11.3 million (AUS$12.9 million), of which $1.7 million (AUS$2.0 million) relates to the three properties that have been acquired and $9.6 million (AUS$10.9 million) relates to the one property that is still under contract which is subject to certain rezoning conditions.

About Reading International, Inc.

Reading International (http://www.readingrdi.com) is in the business of owning and operating cinemas and developing, owning and operating real estate assets.  Our business consists primarily of:

•	the development, ownership and operation of multiplex cinemas in the United States, Australia and New Zealand; and

•
the development, ownership and operation of retail and commercial real estate in Australia, New Zealand and the United States, including entertainment-themed retail centers (“ETRC”) in Australia and New Zealand and live theater assets in Manhattan and Chicago in the United States.

Reading manages its worldwide cinema business under various different brands:

•	in the United States, under the

o	Reading brand,

o	Angelika Film Center brand (http://angelikafilmcenter.com/),

o	City Cinemas brand (http://citycinemas.moviefone.com/), and

o	Consolidated brand (http://www.consolidatedtheatres.com/);

•	in Australia, under the Reading brand (http://www.readingcinemas.com.au/);

•	in New Zealand, under the

o	Reading (http://www.readingcinemas.co.nz),

o	Rialto (http://www.rialto.co.nz), and

o	Berkeley Cinemas (http://www.berkeleycinemas.co.nz/) brands.

Our statements in this press release contain a variety of forward-looking statements as defined by the Securities Litigation Reform Act of 1995.  Forward-looking statements reflect only our expectations regarding future events and operating performance and necessarily speak only as of the date the information was prepared.  No guarantees can be given that our expectation will in fact be realized, in whole or in part.  You can recognize these statements by our use of words such as, by way of example, “may,” “will,” “expect,” “believe,” and “anticipate” or other similar terminology.

These forward-looking statements reflect our expectation after having considered a variety of risks and uncertainties.  However, they are necessarily the product of internal discussion and do not necessarily completely reflect the views of individual members of our Board of Directors or of our management team.  Individual Board members and individual members of our management team may have different views as to the risks and uncertainties involved, and may have different views as to future events or our operating performance.

Among the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements are the following:

•	With respect to our cinema operations:

o	The number and attractiveness to moviegoers of the films released in future periods;

o	The amount of money spent by film distributors to promote their motion pictures;

o	The licensing fees and terms required by film distributors from motion picture exhibitors in order to exhibit their films;

o
The comparative attractiveness of motion pictures as a source of entertainment and willingness and/or ability of consumers (i) to spend their dollars on entertainment and (ii) to spend their entertainment dollars on movies in an outside the home environment; and

o
The extent to which we encounter competition from other cinema exhibitors, from other sources of outside of the home entertainment, and from inside the home entertainment options, such as “home theaters” and competitive film product distribution technology such as, by way of example, cable, satellite broadcast, DVD and VHS rentals and sales, and so called “movies on demand;”

•	With respect to our real estate development and operation activities:

o	The rental rates and capitalization rates applicable to the markets in which we operate and the quality of properties that we own;

o	The extent to which we can obtain on a timely basis the various land use approvals and entitlements needed to develop our properties;

o	The availability and cost of labor and materials;

o	Competition for development sites and tenants; and

o	The extent to which our cinemas can continue to serve as an anchor tenant which will, in turn, be influenced by the same factors as will influence generally the results of our cinema operations;

•
With respect to our operations generally as an international company involved in both the development and operation of cinemas and the development and operation of real estate; and previously engaged for many years in the railroad business in the United States:

o	Our ongoing access to borrowed funds and capital and the interest that must be paid on that debt and the returns that must be paid on such capital;

o	The relative values of the currency used in the countries in which we operate;

o	Changes in government regulation, including by way of example, the costs resulting from the implementation of the requirements of Sarbanes Oxley;

o	Our labor relations and costs of labor (including future government requirements with respect to pension liabilities, disability insurance and health coverage, and vacations and leave);

o
Our exposure from time to time to legal claims and to uninsurable risks such as those related to our historic railroad operations, including potential environmental claims and health related claims relating to alleged exposure to asbestos or other substances now or in the future recognized as being possible causes of cancer or other health related problems;

o	Changes in future effective tax rates and the results of currently ongoing and future potential audits by taxing authorities having jurisdiction over our various companies; and

o	Changes in applicable accounting policies and practices.

The above list is not necessarily exhaustive, as business is by definition unpredictable and risky, and subject to influence by numerous factors outside of our control such as changes in government regulation or policy, competition, interest rates, supply, technological innovation, changes in consumer taste and fancy, weather, and the extent to which consumers in our markets have the economic wherewithal to spend money on beyond-the-home entertainment.

Given the variety and unpredictability of the factors that will ultimately influence our businesses and our results of operation, it naturally follows that no guarantees can be given that any of our forward-looking statements will ultimately prove to be correct.  Actual results will undoubtedly vary and there is no guarantee as to how our securities will perform either when considered in isolation or when compared to other securities or investment opportunities.

Finally, please understand that we undertake no obligation to publicly update or to revise any of our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law.  Accordingly, you should always note the date to which our forward-looking statements speak.

Additionally, certain of the presentations included in this press release may contain “pro forma” information or “non-U.S. GAAP financial measures.”  In such case, a reconciliation of this information to our U.S. GAAP financial statements will be made available in connection with such statements.

For more information, contact:

Andrzej Matyczynski, Chief Financial Officer
Reading International, Inc.  (213) 235-2240

[TABLES FOLLOW]

Reading International, Inc. and Subsidiaries
Supplemental Data
Reconciliation of EBITDA to Net Income (Loss) (Unaudited)
(dollars in thousands, except per share amounts)

Statements of Operations	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006

Revenue	$28,562	$29,329	$119,235	$106,125
Operating expense
Cinema/real estate	20,903	20,148	86,080	77,507
Depreciation and amortization	2,988	3,249	11,921	13,212
General and administrative	4,660	3,502	16,085	12,991

Operating income	11	2,430	5,149	2,415

Interest (expense), net	(2,195)	(1,548)	(8,163)	(6,608)
Other income (expense)	(836)	1,557	2,040	7,549
Gain on disposal of business operations	--	--	1,912	--
Gain on sale of unconsolidated entity	--	--	--	3,442
Income tax (expense)	(595)	(1,048)	(2,038)	(2,270)
Minority interest (expense)	(346)	(247)	(1,003)	(672)

Net income (loss)	$(3,961)	$ 1,144	$ (2,103)	$ 3,856

Basic earnings (loss) per share	$ (0.17)	$ 0.05	$ (0.09)	$ 0.17
Diluted earnings (loss) per share	$ (0.17)	$ 0.05	$ (0.09)	$ 0.17

EBITDA(1)	$ 1,817	$ 6,989	$ 20,019	$ 25,946

EBITDA(1) change	-5,172		-5,927

(1)
EBITDA presented above is net loss adjusted for interest expense (net of interest income), income tax expense, depreciation and amortization expense, and an adjustment for discontinued operations (this includes interest expense and depreciation and amortization for the discontinued operations).

Reconciliation of EBITDA to the net income (loss) is presented below:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006

Net income (loss)	$(3,961)	$1,144	$(2,103)	$3,856
Add: Interest expense, net	2,195	1,548	8,163	6,608
Add: Income tax provision	595	1,048	2,038	2,270
Add: Depreciation and amortization	2,988	3,249	11,921	13,212
Adjustment for discontinued operations	--	--	--	--

EBITDA	$1,817	$6,989	$20,019	$25,946

Reading International, Inc. and Subsidiaries
Consolidated Statements of Operations for the Three Years Ended December 31, 2007
(U.S. dollars in thousands, except per share amounts)

	Year Ended December 31,
	2007	2006	2005
Operating revenue
Cinema	$103,467	$94,048	$86,760
Real estate	15,768	12,077	11,345
Total operating revenue	119,235	106,125	98,105
Operating expense
Cinema	77,756	70,142	67,487
Real estate	8,324	7,365	7,359
Depreciation and amortization	11,921	13,212	12,384
General and administrative	16,085	12,991	17,247
Total operating expense	114,086	103,710	104,477

Operating income (loss)	5,149	2,415	(6,372)

Non-operating income (expense)
Interest income	798	308	209
Interest expense	(8,961)	(6,916)	(4,682)
Net loss on sale of assets	(185)	(45)	(32)
Other income (expense)	(320)	(1,953)	51
Loss before minority interest, discontinued operations, income tax expense and equity earnings of unconsolidated joint ventures and entities	(3,519)	(6,191)	(10,826)
Minority interest	(1,003)	(672)	(579)
Loss from continuing operations	(4,522)	(6,863)	(11,405)
Discontinued operations:
Gain on disposal of business operations	1,912	--	13,610
Loss from discontinued operations, net of tax	--	--	(1,379)
Income (loss) before income tax expense and equity earnings of unconsolidated joint ventures and entities	(2,610)	(6,863)	826
Income tax expense	(2,038)	(2,270)	(1,209)
Loss before equity earnings of unconsolidated joint ventures and entities	(4,648)	(9,133)	(383)
Equity earnings of unconsolidated joint ventures and entities	2,545	9,547	1,372
Gain on sale of unconsolidated joint venture	--	3,442	--
Net income (loss)	$(2,103)	$3,856	$989
Earnings (loss) per common share – basic:
Earnings (loss) from continuing operations	$(0.18)	$0.17	$(0.51)
Earnings from discontinued operations, net	0.09	--	0.55
Basic earnings (loss) per share	$(0.09)	$0.17	$0.04
Weighted average number of shares outstanding – basic	22,478,145	22,425,941	22,249,967
Earnings (loss) per common share – diluted:
Earnings (loss) from continuing operations	$(0.18)	$0.17	$(0.51)
Earnings from discontinued operations, net	0.09	--	0.55
Diluted earnings (loss) per share	$(0.09)	$0.17	$0.04
Weighted average number of shares outstanding – diluted	22,478,145	22,674,818	22,249,967

Reading International, Inc. and Subsidiaries
Consolidated Balance Sheets as of December 31, 2007 and 2006
(U.S. dollars in thousands)

	December 31,
	2007	2006
ASSETS
Current Assets:
Cash and cash equivalents	$20,782	$11,008
Receivables	5,671	6,612
Inventory	654	606
Investment in marketable securities	4,533	8,436
Restricted cash	59	1,040
Prepaid and other current assets	3,800	2,589
Total current assets	35,499	30,291
Land held for sale	1,984	--
Property held for development	11,068	1,598
Property under development	66,787	38,876
Property & equipment, net	178,174	170,667
Investment in unconsolidated joint ventures and entities	15,480	19,067
Investment in Reading International Trust I	1,547	--
Goodwill	19,100	17,919
Intangible assets, net	8,448	7,954
Other assets	7,984	2,859
Total assets	$346,071	$289,231

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$12,331	$13,539
Film rent payable	3,275	4,642
Notes payable – current portion	395	2,237
Note payable to related party – current portion	5,000	5,000
Taxes payable	4,770	9,128
Deferred current revenue	3,214	2,565
Other current liabilities	169	177
Total current liabilities	29,154	37,288
Notes payable – long-term portion	111,253	113,975
Notes payable to related party – long-term portion	9,000	9,000
Subordinated debt	51,547	--
Noncurrent tax liabilities	5,418	--
Deferred non-current revenue	566	528
Other liabilities	14,936	18,178
Total liabilities	221,874	178,969
Commitments and contingencies
Minority interest in consolidated affiliates	2,835	2,603
Stockholders’ equity:
Class A Nonvoting Common Stock, par value $0.01, 100,000,000 shares authorized, 35,564,339 issued and 20,987,115 outstanding at December 31, 2007 and 35,558,089 issued and 20,980,865 outstanding at December 31, 2006	216	216
Class B Voting Common Stock, par value $0.01, 20,000,000 shares authorized and 1,495,490 issued and outstanding at December 31, 2007 and at December 31, 2006	15	15
Nonvoting Preferred Stock, par value $0.01, 12,000 shares authorized and no outstanding shares at December 31, 2007 and 2006	--	--
Additional paid-in capital	131,930	128,399
Accumulated deficit	(52,670)	(50,058)
Treasury shares	(4,306)	(4,306)
Accumulated other comprehensive income	46,177	33,393
Total stockholders’ equity	121,362	107,659
Total liabilities and stockholders’ equity	$346,071	$289,231